Exhibit 5.1

December 27, 2023

XBP Europe Holdings, Inc.

2701 East Grauwyler Road

Irving, Texas 75061

Ladies and Gentlemen:

We have acted as special counsel to XBP Europe Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 (Registration No. 333-276213) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on December 21, 2023 (with a filing date of December 22, 2023), as amended on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) the issuance by the Company of up to 6,635,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants (the “Warrant Shares”), each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in the Registration Statement (collectively, the “Selling Holders”) of (i) up to 27,775,355 shares of Common Stock (the “Selling Holder Shares”) and (ii) 385,000 Warrants. The Selling Holder Shares that are currently outstanding are referred to as the “Selling Holder Outstanding Shares.”

In connection herewith, we have examined:

(1)	the Registration Statement and the related form of prospectus included therein, including all exhibits thereto, in the form in which it was transmitted to the Commission under the Securities Act;

(2)	the Second Amended and Restated Certificate of Incorporation of the Company

(3)	the Amended and Restated Bylaws of the Company; and

(4)	the Warrant Agreement, dated March 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter have been duly authorized by and have been duly executed and delivered by all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

XBP Europe Holdings, Inc.

December 27, 2023

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Selling Holder Outstanding Shares are validly issued, fully paid and nonassessable.

3.	The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable New York State law, solely with respect to whether or not the Warrants are the valid and legally binding obligations of the Company, and the Delaware General Corporation Law (“DGCL”) (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL), but excluding in each case the securities and blue sky laws of such states, as to which we express no opinion. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

(b) Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

XBP Europe Holdings, Inc.

December 27, 2023

(d) We express no opinion as to (1) the enforceability of any rights to indemnification or contribution provided for in the Warrant Agreement or other agreement relating thereto which are violative of public policy underlying any law, rule or regulation (including any federal or State securities law, rule or regulation) or the legality of such rights or (2) any provision in the Warrant Agreement or other agreement relating thereto purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (G) govern choice of law or conflicts of law.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP